Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

To the Board of Directors

National Security Solutions Inc.

We hereby consent to the use in the Prospectus constituting part of Amendment No. 2 to the Registration Statement on Form S-1 of our report dated March 12, 2008, on the financial statements of National Security Solutions Inc. as of February 11, 2008 and for the period from November 16, 2007 (inception) to February 11, 2008, which appears in such Prospectus. We also consent to the reference to our Firm under the caption “Experts” in such Prospectus.

/s/ McGladrey & Pullen, LLP

McGLADREY & PULLEN, LLP

New York, New York

May 28, 2008